UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: June 14, 2018

(Date of earliest event reported)

Asure Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-20008	74-2415696
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3700 N. Capital of Texas Hwy, Suite 350, Austin, TX	78746
(Address of principal executive offices)	(Zip Code)

512-437-2700

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐.

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01  Entry into a Material Definitive Agreement.

Underwriting Agreement

On June 14, 2018, we and iSystems Holdings, LLC (the “Selling Stockholder”) entered into an underwriting agreement (the “Underwriting Agreement”) with Cowen and Company, LLC, Canaccord Genuity LLC and Roth Capital Partners, LLC, as representatives of the several underwriters identified therein (collectively, the “Underwriters”), relating to a firm commitment offering of 2,500,000 shares of our common stock at a public offering price of $17.50 per share, including 2,000,000 shares to be sold by us and 500,000 shares to be sold by the Selling Stockholder. Under the terms of the Underwriting Agreement, we granted the Underwriters a 30-day option to purchase up to an additional 375,000 shares of common stock from us. The closing of the offering is expected to take place on June 18, 2018, subject to customary closing conditions.

We estimate that the net proceeds to us from the sale of 2,000,000 shares of common stock, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $32.5 million. If the Underwriters exercise their option to purchase additional shares in full, net proceeds to us from the offering will be approximately $38.6 million. We intend to use the net proceeds from this offering for general corporate purposes. We may also use a portion of the net proceeds from this offering to acquire or invest in complementary businesses, assets or technologies, although we have not entered into any definitive agreement with respect to any specific acquisitions at this time. We will not receive any proceeds from the sale of shares by the Selling Stockholder.

The shares of common stock being sold by us have been registered pursuant to a registration statement on Form S-3 (File No. 333-224068), which the Securities and Exchange Commission declared effective on April 16, 2018, and the shares of common stock being sold by the Selling Stockholder have been registered pursuant to a registration statement on Form S-3 (File No. 333-224088), which the Securities and Exchange Commission declared effective on April 16, 2018.

The Underwriting Agreement contains customary representations, warranties, covenants, agreements and indemnification obligations, including for liabilities under the Securities Act of 1933, as amended. The representations, warranties, covenants and agreements contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 hereto and is incorporated herein by reference. A copy of the legal opinion of Messerli & Kramer P.A. related to the shares of common stock that may be sold in the offering is filed as Exhibit 5.1 hereto.

Item 8.01.  Other Events.

On June 13, 2018, we issued a press release announcing that we had commenced the offering, and on June 14, 2018 we issued a press release announcing that we had priced the offering. Copies of these press releases are filed as Exhibits 99.1 and 99.2 hereto, respectively.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated June 14, 2018
5.1	Opinion of Messerli & Kramer P.A.
23.1	Consent of Messerli & Kramer P.A. (included in Exhibit 5.1)
99.1	Press release dated June 13, 2018
99.2	Press release dated June 14, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASURE SOFTWARE, INC.

Dated: June 14, 2018	By:	/s/ Kelyn Brannon
Kelyn Brannon, Chief Financial Officer